Exhibit 10.1

REAL ESTATE PURCHASE AGREEMENT

THIS REAL ESTATE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the Effective Date (as hereinafter defined), by and between Reksuh Acquisition, LLC, a Nebraska limited liability company (“Purchaser”), and Southland Holdings, LLC, a Texas limited liability company and or its subsidiaries (“Seller”). The “Effective Date” of this Agreement shall be the date this Agreement is fully executed by the last of Purchaser and Seller to sign.

WITNESSETH:

WHEREAS, Seller is the fee simple owner of the following real property:

(i) 1100 Kubota Drive, Grapevine, Texas 76051, legally described on Exhibit “A-1” attached hereto (the “Grapevine Property”), containing approximately 6.68 acres of land (the “Grapevine Land”) and an approximately 41,500 square foot building (the “Grapevine Building”);

(ii) 3601 South Burleson Boulevard, Alvarado, Texas 76009, legally described on Exhibit “A-2” attached hereto (the “Alvarado Property”), containing approximately 53.2 acres of land (the “Alvarado Land”) and an approximately 54,000 square foot building (the “Alvarado Building”); and

(iii) 1000 American Bridge Way, Coraopolis, Pennsylvania 15108, legally described on Exhibit “A-3” attached hereto (the “Coraopolis Property”), containing approximately 31.47 acres of land (the “Coraopolis Land”), with five (5) buildings consisting of approximately 232,078 total square feet in the aggregate (collectively, the “Coraopolis Building”).

WHEREAS, the Grapevine Property, Alvarado Property and Coraopolis Property are hereinafter sometimes referred to collectively as the “Property”.

WHEREAS, the Grapevine Land, Alvarado Land and Coraopolis Land are hereinafter sometimes referred to collectively as the “Land”.

WHEREAS, the Grapevine Building, Alvarado Building and Coraopolis Building are hereinafter sometimes referred to collectively as the “Building”.

WHEREAS, Seller desires to sell and Purchaser desires to purchase the Property subject only to the Permitted Title Exceptions and on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements, conditions and indemnities contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE 1
PROPERTY

1.1 Sale and Purchase of Property. Subject to the terms and conditions of this Agreement, at Closing (as hereinafter defined), Seller shall sell and deliver possession to Purchaser and Purchaser shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the following described Property:

(i) Land. The Land, together with all rights, privileges, rights of way, easements and appurtenances pertaining thereto, including, without limitation, to the extent owned by Seller, all minerals, oil and gas on or under such Land, development rights, land use entitlements, air rights and water rights appurtenant thereto.

(ii) Improvements. The Building and all other structures and improvements on the Land, all mechanical systems, fixtures and equipment (including but not limited to compressors, engines, elevators and escalators); electrical systems, fixtures and equipment; heating, air-conditioning and ventilation fixtures, systems and equipment and plumbing fixtures, systems and equipment (collectively, the “Improvements”).

(iii) Plans and Studies. All site plans, surveys, soil and substrata studies, architectural renderings, plans and specifications, engineering plans and studies, floor plans, aerial or engineering photographs, landscape plans and other plans, diagrams or studies of any kind, if any, in Seller’s possession or control which relate to the Land, the Improvements.

(iv) Approvals. All transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely in respect of the Land or the Improvements which remain valid or in effect as of the Closing (collectively, the “Approvals”).

(v) Warranties and Guaranties. Assignable warranties and guaranties issued in connection with the Improvements, which remain in effect as of the Closing.

(vi) Miscellaneous. All other rights, privileges and appurtenances owned by Seller and in any way related to the properties described in this Article 1.

1.2 Excluded Property. The following is explicitly excluded from Property:

(i) Personal Property. All furniture, tangible personal property, machinery, apparatus, and equipment that is not physically attached to the Building in such a manner that removal would cause irreparable harm to the Building, if any, owned by Seller and currently used in the operation, repair and maintenance of the Land and the Improvements and situated thereon (collectively, the “Tenant’s Personal Property”).

ARTICLE 2
PURCHASE PRICE

2.1 Purchase Price. The purchase price for the Property shall be Forty-Five Million and No/100 Dollars ($45,000,000.00) (the “Purchase Price”) payable as follows. Prior to expiration of the Due Diligence Period, Purchaser shall provide written notice to Seller of its proposed allocation of the Purchase Price for each Property for Seller’s written approval, not to be unreasonably withheld, conditioned or delayed.

(a) Deposit. Within five (5) business days after the Effective Date, Purchaser shall deposit in escrow with Chicago Title (the “Title Company”) an earnest money deposit of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (such amount, together with the interest earned thereon, collectively referred to as the “Deposit”) to be held in an interest-bearing account, which amount shall be held by the Title Company, as escrow agent, subject to the terms of this Agreement. Purchaser shall be entitled to receive (or, at its election, credit against the Purchase Price) all interest accruing on the Deposit. Notwithstanding anything to the contrary contained herein, the sum of One Hundred and No/100 Dollars ($100.00) shall not be refundable from the Deposit at any time but shall be deemed delivered and paid to Seller upon full execution hereof as independent consideration for this Agreement, Seller’s performance hereunder, and Purchaser’s right to terminate as provided herein.

(b) Closing. At Closing, the Deposit shall be paid to Seller, and Purchaser shall pay the balance of the Purchase Price, subject to adjustment as provided herein, by delivery of immediately available and collectible funds, in cash, certified check or wire transfer of funds or delivery of other immediately available United States funds. Seller shall, at least three (3) days prior to the Closing Date, provide payment delivery or wire instructions to Purchaser and the Title Company.

ARTICLE 3
DUE DILIGENCE

3.1 Due Diligence Delivery. Seller shall, as soon as possible and not later than five (5) business days after the Effective Date: (i) deliver to Purchaser legible, accurate and complete copies of items listed in Exhibit “B,” which is attached hereto and incorporated herein (the “Due Diligence Deliverables”), and (ii) notify Purchaser of all documents, if any, which are non-existent or unavailable to Seller.

Failure of Seller to deliver any such documents (or a notice that any such documents are nonexistent or unavailable) within the requisite period of time shall result in an automatic extension of the Due Diligence Period equal to the number of days of Seller’s delay. Seller shall have an ongoing obligation to provide to Purchaser copies of any such additional documents which come into the possession or control or become available to Seller subsequent to the Effective Date within five (5) days of any such document, record or information becoming available to Seller.

3.2 Due Diligence Period. Purchaser shall have forty-five (45) days from the later of the Effective Date or the date in which Seller has delivered all Due Diligence Deliverables to Purchaser (the “Due Diligence Period”) to conduct all due diligence on the Property, including, but not limited to, the following due diligence, and determine, in its sole and absolute discretion, whether to proceed to Closing.

(a) Inspections. Seller hereby grants to Purchaser and its agents, employees, representatives and independent contractors the right to enter upon the Property for the purpose of making such surveys, soil tests, borings, percolation tests, inspections, examinations and studies as Purchaser deems necessary to evaluate and study the Property, all pursuant to the terms of this Section 3.2; provided, however, that Purchaser may not conduct any invasive environmental or similar testing on the Property (excluding a standard non-invasive Phase I environmental report) without Seller’s written consent in Seller’s sole discretion. Seller agrees that Purchaser shall have until the Closing Date during which to conduct all such tests, surveys, inspections, examinations and studies, provided that Purchaser’s right to terminate this Agreement based thereon shall be limited as provided in Section 3.3 below. Purchaser agrees to restore the Property to its original condition, to the extent practical, following such entry. Purchaser shall indemnify and hold Seller harmless from and against any and all (i) damage caused to the Property or any other property by Purchaser or its agents or contractors, (ii) loss, damage or injury to any person or property to the extent resulting directly or indirectly from any hazard or other condition created by Purchaser or its agents or contractors, (iii) any injury to Purchaser or any of its agents or contractors arising out of the exercise of Purchaser’s rights under this Agreement, and (iv) any expenses incurred by or for Purchaser, in connection with review, planning or other activities. Notwithstanding the foregoing, such indemnity shall not extend to: (i) a reduction in the value of the Property due to the discovery of hazardous materials or any other physical conditions or defects in the Property (the “Defects”), (ii) the cost of remedial measures with respect to hazardous materials or Defects, or (iii) Seller’s liability to third persons (including governmental entities) with respect to hazardous materials or Defects. Such indemnification provision and insurance provision shall survive any termination of this Agreement.

(b) Title and Survey.

(i) Title Commitment. Seller shall, at Seller’s sole cost and expense, within ten (10) days after the Effective Date, cause to be furnished to Purchaser, an ALTA commitment for an Extended Coverage Owner’s Policy of Title Insurance for each Property (collectively, the “Title Commitment”) issued through the Title Company, together with legible copies of all documents identified on the Title Commitment as exceptions to the title. The Title Commitment shall name Purchaser (or its assignee) as the party to be insured thereunder and commit to insure the Purchaser with indefeasible, good and marketable title in the full amount of the Purchase Price. The Title Commitment shall commit to issue the following endorsements as part of the Owner’s Policy of Title Insurance to the extent available: (i) an “extended coverage endorsement” insuring over the general exceptions contained customarily in such policies; (ii) an ALTA Zoning Endorsement 3.1 (or equivalent); (iii) Same-As Survey endorsement; (iv) Single Tax Parcel Endorsement, (v) Comprehensive Endorsement and (vi) Access Endorsement. Additional endorsements (which may take the form of affirmative insurance covering, for example, restrictive covenants, encroachments, etc.) may be required, depending upon the status of title as shown in the Title Commitment.

(ii) Survey. Purchaser may, at Purchaser’s sole option and expense, cause to be prepared a current ALTA/ACSM land title survey for each Property (collectively, the “Survey”) of the Land and Improvements, prepared by a Registered Public Surveyor and conforming to current ALTA/ACSM Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys and in all respects acceptable to Purchaser and to the Title Company.

(iii) Review of Title and Survey. Purchaser shall have until expiration of the Due Diligence Period in which to notify Seller of any objections Purchaser has to any matters shown or referred to in the Title Commitment or the Survey. In the event, however, Seller is unable or unwilling to cure any objectionable matter within ten (10) days after the date of Purchaser’s notice, then Purchaser may, at Purchaser’s option, within ten (10) days after Seller’s cure period, either (i) terminate this Agreement, in which case Purchaser shall receive an immediate refund of the Deposit (less the independent consideration of $100.00, which shall be remitted to Seller), this Agreement shall automatically terminate effective as of such date, and the parties shall have no further rights or obligations hereunder, or (ii) waive such objections not cured and proceed with Closing. Any title encumbrances or exceptions which are set forth in the Title Commitment or the Survey and to which Purchaser does not object within the Due Diligence Period or that are accepted by Purchaser after expiration of Seller’s cure period shall be deemed to be “Permitted Title Exceptions” for purposes of this Agreement.

(c) Environmental Site Assessment.

(i) Phase I. Purchaser may, at Purchaser’s sole cost and expense and within the Due Diligence Period, obtain a Phase I Environmental Site Assessment (“Phase I”) prepared by an independent environmental consulting firm engaged by Purchaser. In the event the Phase I shows any objectionable environmental conditions, as determined in Purchaser’s sole discretion, Purchaser may, at its option, order a Phase II Environmental Site Assessment or other inspections or test to determine the extent of the environmental conditions and any work required to remedy such conditions. If Purchaser determines, in its sole discretion, that the condition of the Property is unacceptable, Purchaser shall have the right to terminate this Agreement, in which case Purchaser shall receive an immediate refund of the Deposit (less the independent consideration of $100.00, which shall be remitted to Seller), this Agreement shall automatically terminate effective as of such date, and the parties shall have no further rights or obligations hereunder, except those that expressly survive such termination.

3.3 Termination. Notwithstanding anything herein to the contrary, Purchaser shall have the right to terminate this Agreement at any time, in its sole and absolute discretion and for any or no reason, during the Due Diligence Period. Purchaser shall give Seller written notice on or before expiration of the Due Diligence Period that Purchaser either (i) waives any right to terminate this Agreement pursuant to this Section 3.3, or (ii) exercises its termination right pursuant to this Section 3.3, in which case Purchaser shall receive an immediate refund of the Deposit (less the independent consideration of $100.00, which shall be remitted to Seller), this Agreement shall automatically terminate effective as of such date, and the parties shall have no further rights or obligations hereunder, except for those that expressly survive such Termination. If Purchaser fails to give Seller notice of its election on or before expiration of the Due Diligence Period, it shall be deemed to have elected to have waived its right to terminate pursuant to this Section3.3, and, except in the event of Seller default, the Deposit shall thereafter be deemed nonrefundable.

ARTICLE 4

CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATION TO CLOSE

4.1 Conditions Precedent. Purchaser’s obligation to purchase the Property shall be subject to and contingent upon the following conditions precedent:

(a) Lease. Prior to the expiration of the Due Diligence Period, the Parties shall have mutually agreed upon the form of Lease of each Property from Purchaser, as Landlord, to Tenant (the “Lease”). The parties hereby agree to the following terms in the Lease:

(i)	Tenant/Guarantor.	The Seller shall be the Tenant or provide a full guaranty for each Lease

(ii)	Form of Lease.	Purchaser’s standard triple net lease form will be used as the base form for negotiating mutually acceptable terms and conditions of a Lease otherwise consistent with the terms in this Subsection 4.1(a)

(iii)	Lease Term.	Twenty (20) years

(iv)	Initial Base Rent.	$3,600,000 (to be allocated as reasonably approved by Seller and Purchaser

(v)	Rent Escalation.	2.50% annually

(vi)	Extension Option.	Two (2) five (5) year options to renew

(vii)	Right of First Offer.	Tenant shall have a one-time right of first offer prior to Landlord’s sale of the Property

(viii)	Property Condition:	Tenant shall accept the applicable Property in its current state and assumes all maintenance, repair and replacement obligations in connection therewith

(b) Inspection. Purchaser’s satisfactory inspection and approval, prior to expiration of the Due Diligence Period, of all physical, environmental, economic and legal matters relating to the Property.

(c) Approval of Documents. The receipt by Purchaser, and approval by Purchaser prior to the expiration of the Due Diligence Period, of the documents required to be delivered pursuant to Section 3.1 hereof.

(d) Title Insurance. The willingness of the Title Company to issue, on the Closing Date, upon the sole condition of the payment of an amount no greater than its regularly scheduled premium, its extended coverage owner’s policy of title insurance, insuring in the amount of the Purchase Price of the Property, that title to the Property is vested of record in Purchaser on the Closing Date, subject only to the Permitted Title Exceptions and any other exceptions acceptable to Purchaser.

(e) Adverse Conditions. There shall be no material adverse change in the condition of the Property or the Seller’s financials not caused by Purchaser between the time of Purchaser’s inspection of the Property during the Due Diligence Period and the Closing Date, including, but not limited to: (i) environmental contamination; (ii) access; (iii) the availability, adequacy and cost of or for all utilities serving the Property; (iv) any action in place or threatened which would restrict or prevent Purchaser’s intended use of the Property or (v) the financial strength of the Seller as the Tenant or Guarantor under each Lease.

(f) Representation. None of the representations and warranties of Seller set forth in Article 6 hereof shall be untrue or inaccurate in any material respect.

(g) Compliance. Seller shall not have failed to perform or comply with any of its agreements or obligations in a material manner and within the periods provided herein.

(h) Estoppel. At least five (5) days prior to Closing, Seller shall have delivered to Purchaser an Estoppel Certificate in a form mutually agreed upon by Seller and Purchaser (the “Estoppel Certificate”).

(i) SNDA. At least five (5) days prior to Closing, Seller shall have delivered to Purchaser a Subordination, Non-disturbance and Attornment Agreement in a form mutually agreed upon by Seller and Purchaser (the “SNDA”).

4.2 Failure of Conditions Precedent; Cancellation. If any of the foregoing conditions precedent are not satisfied within the required time period or waived in writing by Purchaser, Purchaser may, but shall not be obligated to, elect, at its option, by notice to Seller, either to: (i) terminate this Agreement, in which event the Deposit shall be returned to Purchaser, and the parties hereto shall have no further rights or obligations hereunder, except for those which expressly survive such termination; or (ii) close without regard to the failure of such condition. The foregoing election is not intended to be in derogation of, but shall be in addition to, Purchaser’s remedies for Seller’s default hereunder.

ARTICLE 5

CLOSING

5.1 Time and Place of Closing. The closing of the sale and purchase of the Property (the “Closing”) shall take place at the office of the Title Company on a date agreed to by the parties hereto, which date shall not be later than thirty (30) days after the end of the Due Diligence Period or five (5) days after satisfaction of the contingencies set forth in Section 4.1 above, whichever is later (the “Closing Date”). If, in calculating the outside date for Closing, the date shall, by reason of the provisions of this Agreement, fall on a Saturday, Sunday or holiday, then the outside date for Closing shall be the next succeeding business day.

5.2 Events of Closing

(a) Escrow Instructions. Seller and Purchaser agree to execute such additional and supplementary escrow instructions to enable the Title Company to comply with the terms of this Agreement, provided, however that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall prevail.

(b) Seller’s Obligations. At the Closing, Seller shall deliver to Purchaser the following:

(i) A Lease for each Property, duly executed by the Tenant and, if applicable, the Guarantor in the form mutually agreed upon prior to expiration of the Due Diligence Period.

(ii) A Special Warranty Deed for each Property in a mutually approved form, duly executed and acknowledged by Seller, conveying to Purchaser good and marketable title in fee simple to the Land and Improvements in defeasible fee simple free and clear of any lien, encumbrance or exception other than the Permitted Title Exceptions.

(iii) Bill of Sale for each Property in the form attached hereto as Exhibit “C”, duly executed and acknowledged by Seller, conveying to Purchaser any and all personal property physically attached to the Building (excluding, however, Tenant’s Personal Property), free and clear of any lien or encumbrance other than the Permitted Title Exceptions.

(iv) Assignment of all assignable warranties and guaranties and service contracts in connection with each Property by way of an Assignment and Assumption of Warranties, Guaranties and Service Contracts in the form attached hereto as Exhibit “D”.

(v) An Estoppel Certificate for each Lease, duly executed by the Tenant.

(vi) A SNDA for each Lease, duly executed by the Tenant.

(vii) An affidavit pursuant to the Foreign Investment and Real Property Tax Act in the form attached hereto as Exhibit “E”.

(viii) An affidavit acceptable to Purchaser and the Title Company stating that Seller has sole and exclusive possession of the Property and stating, among other things which may be reasonably required by Purchaser and Title Company to provide extended coverage, that all improvements, additions, alterations, repairs or any changes of any kind whatsoever made to the Property have been paid in full, together with such other documentation reasonably required by Purchaser or Title Company.

(ix) An original of a closing statement setting forth the Purchase Price and the closing adjustments (the “Closing Statement”) in form reasonably satisfactory to Purchaser and Seller.

(x) All books and records with respect to the Property located at the Property or held by or for the account of Seller, including, without limitation, plans and specifications and lease applications, as available.

(xi) Evidence of payment to the Broker.

(xii) Possession of the Property to Purchaser vacant and free of any right of possession or claim to right of possession by any party (subject only to the Lease for the Property) and all keys to the Property.

(c) Purchaser’s Obligations. At the Closing, Purchaser shall deliver to Seller the following:

(i) The Purchase Price after crediting the Deposit and Closing adjustments as may be provided for herein.

(ii) Such evidence of authority and capacity of Purchaser and its representatives as Seller or the Title Company may reasonably require.

(iii) The Lease for each Property duly executed by Purchaser in the form mutually agreed upon prior to expiration of the Due Diligence Period.

(iv) The SNDA for each Property duly executed by Purchaser in the form mutually agreed upon by the parties.

(v) An original of a closing statement setting forth the Purchase Price and the closing adjustments (the “Closing Statement”) in form reasonably satisfactory to Purchaser and Seller.

(vi) Deliver to Seller all other Purchaser documents necessary to close this transaction in accordance with the terms of this Agreement.

5.3 Closing Expenses. Seller shall pay on or before Closing (i) the premium for the Owner’s Policy of Title Insurance for each Property, (ii) one-half (1/2) of the escrow fees charged by the Title Company, (iii) any transfer fees, taxes or stamps, sales taxes, documentary stamp tax, (iv) the cost of preparation of the deeds, (v) all recording costs in connection with the conveyance documents, (vi) recording costs associated with the release of any liens or encumbrances against the Property, and (vii) all other expenses stipulated to be paid by Seller under other provisions of this Agreement. Purchaser shall pay (i) all charges for endorsements to the Owner’s Policies of Title Insurance, (ii) one-half (1/2) of the escrow fees charged by the Title Company, (iii) the cost of all if Purchaser’s due diligence, and (iv) all other expenses stipulated to be paid by Purchaser under other provisions of this Agreement. Except as otherwise provided in this Section, all other expenses hereunder shall be paid by the party incurring such expenses. The parties hereby acknowledge that Seller or an affiliate of Seller shall become the Tenant under each Lease and, pursuant to the terms of the Lease shall remain solely responsible for the payment of all real estate and personal property taxes and assessments, utility bills and other operations costs. Accordingly, there shall be no proration of such expenses on the Closing Date.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SELLER

6.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date that:

(a) Seller is duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) Seller has the power to acquire, own, and dispose of the Property and to engage in the transactions contemplated in this Agreement.

(c) This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms. The execution of this Agreement by Seller will not result in a breach of, violate any term or provision of, or constitute a default under, any certificate of formation, operating agreement, indenture, deed to secure debt, deed of trust, mortgage, lease or other document by which Seller is bound.

(d) Seller has good, valid and marketable title to the Property, free and clear of all liens except the Permitted Title Exceptions. There are no outstanding options or rights of first refusal to purchase the Property, or any portion thereof or interest therein.

(e) There is no pending or, to the knowledge of Seller, threatened condemnation or similar proceeding, lawsuit or administrative action affecting the Property or any portion thereof or other matters affecting adversely the current use, occupancy, value or marketability of or title to the Property, and Seller has not received any written notice, and has no knowledge, that any such proceeding is contemplated.

(f) There are no contracts of employment, management, maintenance, supply or rental outstanding which affect any portion of the Property or its operation which will be in effect after the date of Closing.

(g) Each Tenant shall assume all obligations under the existing service contracts that will survive Closing and shall indemnify Landlord in connection with all obligations in connection therewith.

(h) There are no labor disputes, organizational campaigns or union contracts existing or under negotiation as of the date hereof with respect to the Property or the operation thereof; there are no employees presently engaged in the operation or maintenance of the Property for whom Purchaser will be responsible after Closing unless Purchaser hires them directly.

(i) To Seller’s knowledge, there are no violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement, affecting any portion of the Land, the Improvements or the Personal Property, and no written notice of any such violation has been issued by any governmental authority.

(j) No work has been performed or is in progress by Seller at and no materials have been furnished to the Land or Improvements or any portion thereof, which might give rise to mechanic’s, materialman’s or other liens against the Land, Improvements or Personal Property or any portion thereof.

(k) To Seller’s knowledge, hazardous materials are not present in any form in, on or about the Property. The Property has never been the site of any activity which would violate any past or present law or regulation of any federal, state or local governmental body or agency, including all Environmental Laws. No part of the Property presently, or at any time in the past has been used as a dump or other waste disposal site. No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending, or, to the knowledge of Seller, threatened with respect to any matters relating to the Seller or the Property and relating to or arising out of any Environmental Laws.

(l) Seller is not a foreign person selling property as described in the Foreign Investment in Real Property Tax Act (“FIRPTA”) and agrees to deliver an affidavit at Closing reflecting that Seller is not such a foreign person and provide Seller’s tax identification number (the “Tax Affidavit”).

(m) The Property is currently covered by fire and extended coverage insurance for the full replacement value of the Property.

(n) All ad valorem taxes, occupancy taxes, sales taxes, use taxes, employment, withholding and unemployment taxes and all other taxes, excises and assessment, and all of the bills, costs, expenses and other liabilities whatsoever attributable to the Property or to its ownership, operation or maintenance (including without limitation, all obligations for salaries, wages, earned vacation pay, inventory and supplies, services, maintenance and repair, signed rental, telephone rental, other equipment rental, if any, utilities, and all other expenses related to the ownership, maintenance or operation of the Property) accrued or assessable to the date hereof have been paid in full, or if not yet due and payable, then all unpaid amounts accrued or assessable be paid as of the date of the Closing hereunder; and in the case of any such taxes, excises and other assessments, all returns for periods through the date hereof have been or will be filed before the same become delinquent; and Seller agrees to indemnify and hold harmless Purchaser from and against each of the matters described in this subsection and all costs, expenses and liabilities incident thereto.

(o) To the best of Seller’s knowledge, all information given to Purchaser by or on behalf of Seller and pertaining to the Property or the operations thereon is true and correct in all respects, and fully and accurately depicts the matters set forth therein; further, neither Seller, nor any stockholder or general partner of Seller nor any of their respective directors, officers or employees knows of any facts, conditions or other information which have not been disclosed fully to Purchaser and which could reasonably be expected to have a material bearing or effect upon Purchaser’s decision to enter into the Agreement and Purchaser’s decision to consummate the transactions contemplated hereby.

(p) There are no real estate brokers or agents known to Seller to be involved in the procurement of this Agreement except Goldenrod Services, Inc. Seller shall be responsible for payment of commissions to the Broker at the Closing pursuant to a separate agreement.

Seller hereby indemnifies and defends Purchaser and holds Purchaser harmless from the following and against any and all claims, actions, loss, cost, damage and expense (including reasonable attorney’s fees) arising out of, resulting from, relating to, in the nature of or caused by the inaccuracy or beach by Seller of any of the representations, warranties and covenants contained in this Agreement. All of Seller’s warranties and representations shall survive Closing.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF PURCHASER

7.1 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as to its entity as of the date hereof and as of the Closing Date that:

(a) Purchaser is duly organized, validly existing and in good standing under the laws of the State of Nebraska.

(b) This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms. The execution of this Agreement by Purchaser will not result in a breach of, violate any term or provision of, or constitute a default under, any certificate of organization, operating agreement, indenture, deed to secure debt, deed of trust, mortgage, lease or other document by which Purchaser is bound.

(c) There are no real estate brokers or agents known to Purchaser to be involved in the procurement of this Agreement except Goldenrod Services, Inc., and no other real estate commission or compensation shall be payable by Purchaser with respect to the procurement and execution of this Agreement or the sale of the Property contemplated hereby.

Purchaser hereby indemnifies and defends Seller and holds Seller harmless from the following and against any and all claims, actions, loss, cost, damage and expense (including reasonable attorney’s fees) arising out of, resulting from, relating to, in the nature of or caused by the inaccuracy or beach by Purchaser of any of the representations, warranties and covenants contained in this Agreement. All of Purchaser’s warranties and representations shall survive Closing.

ARTICLE 8

OPERATIONS

Seller covenants and agrees as follows with respect to the period between the date of this Agreement and Closing:

8.1 Conduct of the Business. Prior to Closing, Seller shall continue to operate the business on the Property in the ordinary course, consistent with past practice. The Property (including the Improvements and any personal property located thereon) shall be repaired and maintained in a reasonable, professional and prudent manner, and kept broom clean and in reasonably good condition at all times, with all lights and systems in working order. Without expense to Purchaser, all repairs and replacements, structural and non-structural, ordinary and extraordinary, shall be made which are required to maintain the Property in its present condition, reasonable wear and tear excepted.

8.2 Access to Information. Seller shall continue to furnish to Purchaser: (i) all documents, records and information concerning the Property as Purchaser may reasonably request; and (ii) access to Seller’s personnel and properties as Purchaser may reasonably request. The furnishing of such documents, records or information by Seller to Purchaser or any investigation by Purchaser shall not affect Purchaser’s right to rely on any representation, warranty or covenant made in this Agreement or in any statement, certificate, instrument or other document or item furnished or delivered by Seller under this Agreement.

8.3 Notice of Developments. Seller shall give prompt notice to Purchaser of any development, event or occurrence that has caused or could reasonably be expected to cause, an adverse effect to the Land, Improvements or the Leases or be a misrepresentation, breach of warranty or breach of covenant pursuant to this Agreement.

ARTICLE 9

CONDEMNATION/CASUALTY

If, prior to Closing, either (i) a portion of the net rentable area of the Building is rendered completely untenantable due to casualty or permanently taken under the power of eminent domain; or (ii) any access to the Property is destroyed due to casualty or permanently taken under the power of eminent domain, Purchaser may elect to terminate this Agreement by giving written notice to Seller of its election to terminate this Agreement (the “Termination Notice”) within fourteen (14) days after receiving notice of such destruction or permanent taking. If Purchaser does not provide such written Termination Notice within such fourteen (14) day period, this transaction shall be consummated on the date of Closing and at the full Purchase Price provided for in Article 2, and Seller shall assign to Purchaser the physical damage proceeds of any insurance policy(ies) payable to Seller, or Seller’s portion of any condemnation award, in both cases, up to the amount of the Purchase Price, and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss. If Purchaser elects to terminate this Agreement pursuant to this Article 9, Seller shall promptly direct the Title Company to return the Deposit to Purchaser (less the independent consideration of $100.00, which shall be remitted to Seller). Upon termination, the parties hereto shall have no further rights or obligations hereunder, except for those which expressly survive such termination according to this Agreement.

ARTICLE 10

DEFAULT

In the event the purchase and sale is not consummated because of the inability, failure or refusal, for whatever reason whatsoever, by Seller to convey the Property in accordance with the terms and conditions provided herein, or because of other fault of Seller or reason provided herein for Purchaser’s not consummating this transaction, the Deposit paid in connection with this Agreement shall be returned by the Title Company to Purchaser (less the independent consideration of $100.00 which shall be remitted to Seller), without prejudice to any other legal or equitable right or remedy of Purchaser against Seller including, but not limited to, specific performance. In the event the purchase and sale are not consummated because of the default of Purchaser, then the Title Company shall deliver the Deposit paid hereunder to Seller as its sole and exclusive remedy, and as full, complete, and final liquidated damages. Seller and Purchaser hereby agree that it would be impossible to ascertain the damages accruing to Seller as a result of a default by Purchaser under this Agreement. The payment of said liquidated damages, therefore, shall constitute Seller’s sole and exclusive remedy against Purchaser and shall be in lieu of the exercise by Seller of any other legal or equitable right or remedy which Seller may have against Purchaser as a result of Purchaser’s default.

ARTICLE 11

MISCELLANEOUS

11.1 Confidentiality. Seller and Purchaser agree to at all times maintain the confidentiality as to the existence of, and the terms and conditions of, this Agreement, except such disclosures to attorneys, accountants, consultants, lenders and others as are reasonably required in order to consummate the transactions contemplated hereunder (provided that Seller or Purchaser who makes such disclosure to such persons advises such persons of the confidentiality requirements contained herein and directs such persons to comply with the same), or otherwise required by governmental authority or a court with appropriate jurisdiction. No press release or other media communication shall be issued relating to the transactions without the prior written approval of Purchaser and Seller.

11.2 Notices. All notices, consents, requests, instructions, approvals, demands and other communications under this Agreement shall be in writing and deemed duly given, if delivered: (i) personally by hand or by a nationally recognized overnight courier service, when delivered at the address specified in this Section 11.2; (ii) by United States certified or registered first class mail when delivered at the address specified in this Section 11.2 on the date appearing on the return receipt therefor; or (iii) by electronic mail when such electronic mail is transmitted to the electronic mail address specified in this Section 11.2.

Addresses and electronic mail addresses for purposes of this Section 11.2 are set forth below:

If to Seller:	Southland Holdings, LLC
1100 Kubota Drive
Grapevine, Texas 76051
Attn:

With a copy to:

If to Purchaser:	Reksuh Acquisition, LLC
14606 Branch Street, Suite 100
Omaha, Nebraska 68154
Attn: Zachary A. Wiegert
zwiegert@goldenrodcompanies.com
(402) 991-6925

With a copy to:	Goldenrod Companies, LLC
14606 Branch Street, Suite 100
Omaha, Nebraska 68154
Attn: Kendra Ringenberg, General Counsel
kringenberg@goldenrodcompanies.com
(402) 215-9950

If to Title Company:	Chicago Title
3100 Monticello, Suite 800
Dallas, Texas 75205
Attn: Kyle Denbow
kyle.denbow@ctt.com
(214) 448-8218

11.3 Time is of the Essence. Time is of the essence of this Agreement.

11.4 Entire Agreement. This Agreement, including the initial paragraph and the recitals to this Agreement and all Exhibits attached to this Agreement, each of which are made a part of this Agreement by this reference, constitutes the entire understanding of the parties, supersedes any prior agreements or understandings, written or oral, between the parties with respect to the subject matter of this Agreement. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by Seller and Purchaser.

11.5 Succession and Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties and their representatives, successors and permitted assigns. Neither party shall assign this Agreement or any of the rights, interests or obligations hereunder without the prior written approval of the other party; provided, however, that Purchaser may assign any or all of its rights, interests or obligations under this Agreement to one or more of its affiliates or to a newly formed entity under common control with the Purchaser.

11.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

11.7 Counterparts; Exchange by Electronic Transmission. This Agreement may be executed in two (2) or more counterparts, and by electronic transmissions, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

11.8 Captions. All captions, headings, section and subsection numbers and letters are solely for reference purposes and shall not be deemed to be supplementing, limiting, or otherwise varying the text of this Agreement.

11.9 Severability. The invalidity or enforceability of a particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

11.10 Section 1031 Exchange. Either Seller or Purchaser, through the use of a qualified intermediary, may transfer or acquire the Property, or a portion of interest therein, through a tax free exchange, deferred exchange or reverse exchange of real property pursuant to Section 1031 of the Internal Revenue Code; provided, however, (i) in no event shall any such exchange, or the exchanging party’s inability to complete any such exchange, impair or otherwise affect the Closing; (ii) the non-exchanging party shall have no obligation or liability to the exchanging party or any other person or entity in any respect for any matters in connection with any such exchange other than payment of the purchase price in exchange for the conveyance to Purchaser fee simple title to the Property by deed subject only to those matters permitted under this Agreement; and (iii) the exchanging party shall indemnify and hold the non-exchanging party harmless from and against any claims, actions, liability and expense in connection with each such exchange.

11.11 Recordation. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

11.12 Waiver. No waiver of any breach of any agreement or provision contained herein shall be deemed a waiver of any preceding or succeeding breach of any other agreement or provision herein contained. No extension of time for the performance of any obligation or act shall be deemed an extension of time for the performance of any other obligation or act.

11.13 No Shop. From and after the Effective Date and continuing through the Closing Date (or, if the Closing does not occur hereunder, through the date on which this Agreement terminates), Seller shall not (and shall not permit any of its affiliates to) market or offer for sale the Property or any interests in Seller, or deal or negotiate with, or accept offers or back-up offers from, any Persons for the purchase of the Property or any interests in Seller.

[Remainder of Page Intentionally Left Blank. Signature Page to Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the later of the dates set forth below.

SELLER:

Southland Holdings, LLC,
a Texas limited liability company

By:

Name:

Title:

Date:

PURCHASER:

Reksuh Acquisition, LLC, a Nebraska limited liability company

By:	Goldenrod Club, LLC,
a Nebraska limited liability company, Sole Member

By:	Goldenrod Companies, LLC,
a Nebraska limited liability company, Sole Member

By:
Name:	Zachary A. Wiegert
Title:	Manager

Date:

EXHIBITS

Exhibit “A-1”	Grapevine Property Legal Description

Exhibit “A-2”	Alvarado Property Legal Description

Exhibit “A-3”	Coraopolis Property Legal Description

Exhibit “B”	Due Diligence Deliverables

Exhibit “C”	Bill of Sale

Exhibit “D”	Assignment and Assumption of Warranties, Guaranties and Service Contracts

Exhibit “E”	FIRPTA

EXHIBIT “A-1”

GRAPEVINE PROPERTY LEGAL DESCRIPTION

EXHIBIT “A-2”

ALVARADO PROPERTY LEGAL DESCRIPTION

EXHIBIT “A-3”

CORAOPOLIS PROPERTY LEGAL DESCRIPTION

eXHIBIT “b”

DUE dILIGENCE Documents

REAL ESTATE - EXISTING

A.	Existing ALTA Survey

B.	Existing title report/owner’s title insurance policy with all exceptions to title

C.	Land and Ground Leases (if applicable)

D.	Any Parking Agreements

E.	Existing Appraisal

F.	All existing Environmental Reports

G.	Existing Property Condition Survey

H.	Flood plain Information

I.	Wetlands Information

J.	Municipal development agreements, relating to storm water service, fire systems, traffic islands and similar matters.

K.	GeoTech / Soil Report, Spoil Compaction Report and Well Water Report

L.	Any easement and/or use agreements and such other information as the Purchaser may deem necessary.

INSURANCE POLICIES AND/OR CERTIFICATES

A.	Property – All Risk

B.	Flood, Earthquake and Hurricane

C.	Liability – public and comprehensive (general, professional and workers’ compensation) Limits: $1M/$3M

D.	Business Interruption / Rental Income (12 months)

E.	Workers’ Compensation – include cost of policy, name of insurance company and 4 years of loss run reports

F.	Outstanding Workers’ Compensation Claims (past 2 years)

G.	Insurance Claim History (past 3 years)

TAXES

A.	Real Property Tax Bill and Assessments (current and past 3 years)

B.	Personal Property Tax Bill

C.	Most recent tax protest (if applicable, including appraisal/valuation documents)

D.	Sale and Use Tax Permit

E.	Most rent tax audit

F.	Evidence of outstanding special assessments

BUILDING AND ENGINEERING

A.	Certificates of Occupancy

B.	As-Built Site Plans, Construction Reports or Specifications, CAD drawings and REVIT drawings

C.	Floor Plan / Interior Renderings / Unit Renderings

D.	Re-measurement studies

E.	Evidence of current Zoning

F.	Utility letters addressing availability of utilities to the property

G.	Engineering reports (including facade reports)

CURRENT WARRANTIES

A.	Historical and updated PCA

B.	Roof

C.	HVAC

D.	Radon Inspection

E.	Termite

F.	Elevator

G.	Building, structure and envelope

LEGAL AND REGULATORY COMPLIANCE

A.	Litigation, regulatory complaints and other claims occurring, pending or threatened during last 3 years and reserves accrued for such items (inclusive to closing date)

B.	Boiler Certificates

C.	Elevator Certificates

D.	Business License

E.	Fire Inspection Report

OPERATIONS

A.	Three (3) full year of historical income and expense financial statements for Tenant and Guarantor and such other financial information as may be reasonably requested in connection with the Tenant and Guarantor.

B.	Property website and related information

C.	Schedule of any personal property

D.	Service / Vendor Contracts

E.	Utility Bills (trailing 12 months)

F.	Schedule of Suppliers

G.	Maintenance Records for past three (3) years

H.	Schedule of Preventive Maintenance

I.	Current Maintenance Issues

J.	Deferred Maintenance Budget

K.	Existing Capital Improvement Plan

L.	Significant work-in-progress

M.	Emergency Management Plan (disaster recovery)

EXHIBIT “C”

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is made as of the Effective Date (as hereinafter defined) by Southland Holdings, LLC, a Texas limited liability company (“Seller”), in favor of __________________________, a Nebraska limited liability company (“Purchaser”), with reference to the facts set forth below. The “Effective Date” shall be the last date upon which the last of Seller and Purchaser have executed this Bill of Sale.

RECITALS

WHEREAS, concurrently with the delivery of this Bill of Sale, Purchaser has acquired title from Seller to that certain real property, and any improvements situated thereon owned by Seller, commonly referred to as [insert Property Information], as more particularly described on Exhibit “A” attached hereto and by this reference incorporated herein, together with all improvements, buildings and structures situated thereon and therein, all as defined as the “Property” in and pursuant to the terms and provisions of that certain Real Estate Purchase Agreement dated as of April ___, 2024 (the “Purchase Agreement”); and

WHEREAS, in connection with the conveyance of the Property from Seller to Purchaser, Seller agrees to sell, assign, convey, transfer and deliver to Purchaser the tangible personal property owned by Seller and physically attached to the Building (the “Personal Property”); provided, however, the Personal Property shall expressly exclude the Tenant’s Personal Property.

NOW, THEREFORE, in consideration of the recitals set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as set forth below:

1. Conveyance. Seller hereby transfers to Purchaser and its successors and assigns, all of Seller’s right, title and interest in and to the Personal Property without recourse to Seller and without representation or warranty, except as specifically set forth in this Bill of Sale.

2. Seller’s Warranties. Seller warrants that Seller is the owner of the Personal Property, that the Personal Property is free from all liens and encumbrances and that Seller has the right to sell and convey the Personal Property to Purchaser.

3. Successors and Assigns. This Bill of Sale shall be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns.

4. Authority. Seller hereby warrants and represents that it has the full legal power, authority and right to execute, deliver and perform the obligations under this Bill of Sale, that this Bill of Sale has been duly authorized by all requisite actions on the part of Seller, and that no remaining action or third-party action is required to make this Bill of Sale binding upon Seller.

5. Further Assurances. Seller agrees and covenants, from time to time on or after the date hereof, upon the reasonable request of Purchaser, to execute and deliver to Purchaser such further documents or instruments of assignment, conveyance, transfer and confirmation and to take such action as may be necessary in order to more effectively transfer the Personal Property conveyed, and vest and confirm title to such Personal Property to Purchaser.

6. Governing Law. This Bill of Sale shall be construed and enforced in accordance with the laws of the State in which the Property is located.

7. Counterparts. This Bill of Sale may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank. Signature Page to Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be duly executed as of the day and year set forth above.

SELLER:

Southland Holdings, LLC,
a Texas limited liability company

By:
Name:
Title:

Date:

PURCHASER:

a Nebraska limited liability company

By:
Name:
Title:

Date:

EXHIBIT “D”

ASSIGNMENT OF WARRANTIES, GUARANTIES AND SERVICE CONTRACTS

THIS ASSIGNMENT OF WARRANTIES, GUARANTIES AND SERVICE CONTRACTS (this “Assignment”) is made and entered into as of the Effective Date (as hereinafter defined), by Southland Holdings, LLC, a Texas limited liability company (“Assignor”), and ________________________________, a Nebraska limited liability company (“Assignee”). The “Effective Date” shall be the last date upon which the last of Assignor and Assignee have executed this Assignment.

RECITALS

WHEREAS, concurrently with the delivery of this Assignment, the Assignor has sold, conveyed, assigned and transferred to Assignee that certain real property commonly referred to as [insert property information], as more particularly described on Exhibit “A” attached hereto and by this reference incorporated herein, together with all improvements, buildings and structures situated thereon and therein, all as defined as the “Property” in and pursuant to the terms and provisions of that certain Real Estate Purchase Agreement dated as of April ____, 2024 (the “Purchase Agreement”).

WHEREAS, in connection with the closing the transaction pursuant to the Purchase Agreement, Assignor desires to sell and assign to Assignee all warranties and guaranties with respect to the improvements located on the Property, and certain service contracts with respect to the Property.

NOW, THEREFORE, in consideration of the recitals set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as set forth below:

1. Assignment and Assumption. Assignor hereby assigns, conveys and sets over unto Assignee, and Assignee hereby accepts, all of Assignor’s rights under and with respect to the warranties and guaranties with respect to the improvements on the Property, if any (collectively, the “Warranties”). Assignor further assigns to Assignee all Assignor’s right, title and interest in the service contracts entered into by Assignor with respect to the Property, which service contracts are listed on Exhibit “B” attached hereto (collectively, the “Service Contracts”). Assignee hereby accepts the assignment of the Warranties and Service Contracts and agrees to assume the obligations of Assignor under the Service Contracts to the extent accruing after the date of this Assignment. Assignor will reasonably cooperate with Assignee to secure performance by any warrantor for any work which the Assignee reasonably believes should be performed by any warrantor pursuant to such guaranties or warranties.

2. Indemnification. Assignor hereby agrees to indemnify and hold Assignee harmless from and against any and all liabilities (including, without limitation, court costs and reasonable attorneys’ fees) which Assignee may incur as a result of any liabilities in connection with the Warranties and Service Contracts arising prior to the date hereof. Assignee hereby agrees to indemnify and hold Assignor harmless from and against any and all liabilities (including, without limitation, court costs and reasonable attorneys’ fees) which Assignor may incur as a result of any liabilities in connection with the Warranties and Service Contracts arising from and after the date hereof.

3. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and permitted assigns.

4. Authority. Assignor hereby warrants and represents that it has the full legal power, authority and right to execute, deliver and perform the obligations under this Assignment, that this Assignment has been duly authorized by all requisite actions on the part of Assignor, and that no remaining action or third-party action is required to make this Assignment binding upon Assignor.

5. Further Assurances. Assignor agrees and covenants, from time to time on or after the date hereof, upon the reasonable request of Assignee, to execute and deliver to Assignee such further documents or instruments of assignment, conveyance, transfer and confirmation and to take such action as may be necessary in order to more effectively transfer the Warranties and Service Contracts conveyed hereby to Assignee.

6. Governing Law. This Assignment shall be construed and enforced in accordance with the laws of the State in which the Property is located.

7. Counterparts. This Assignment may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank. Signature Page to Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year set forth above.

ASSIGNOR:

Southland Holdings, LLC,
a Texas limited liability company

By:
Name:
Title:

Date:

ASSIGNEE:

a Nebraska limited liability company

By:
Name:
Title:

Date:

EXHIBIT “E”

CERTIFICATE OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986 (the “Code’’) provides that a purchaser of a U.S. real property interest must withhold tax if the seller is a foreign person. To inform __________________, a Nebraska limited liability company (“Purchaser”), that withholding of tax is not required upon the disposition of a U.S. real property interest by Southland Holdings, LLC, a Texas limited liability company (“Seller”), the undersigned hereby certifies the following on behalf of Seller:

1.	Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Income Tax Regulations);

2.	Seller’s U.S. employer Identification number is: ______________;

3.	Seller’s office address is: ___________________________; and

4.	Seller understands this certification may be disclosed to the Internal Revenue Service by the Seller and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete. I further declare that I have the authority to sign this document on behalf of the Seller.

Dated: _________, 2024.

Southland Holdings, LLC,
a Texas limited liability company, Seller

By:
Name:
Title: